Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Electric City Corp.
Elk Grove Village, Illinois
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 11, 2006, relating to the consolidated financial statements and schedule of Electric City Corp. appearing in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2005. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO Seidman, LLP
Chicago, Illinois
July 5, 2006